Exhibit 1

GEORGE G. BEASLEY

GRANTOR RETAINED ANNUITY TRUST

DATED NOVEMBER 18, 2002

THIS DECLARATION OF TRUST (hereinafter referred to as this “Agreement”), dated November 18, 2002, by GEORGE G. BEASLEY, of Naples, Florida, as both “Grantor” and as “Trustee,”

WITNESSETH:

I declare that I now hold and will continue to hold the property specified in Schedule A hereto annexed, in a trust, as follows:

Article I. Distribution Provisions of the George G. Beasley Grantor Retained Annuity Trust.

Until the expiration of three (3) years from the date the property specified on Schedule A is transferred to the trust (hereinafter referred to as the “trust term”), my Trustees shall pay to me, or for my benefit, or, if I am not living on the date a payment is to be made, to the then acting Trustees of the George G. Beasley Revocable Trust dated 5/26/98, as such document may be amended, to be disposed of as provided for in such document, or, if such document is not then in existence, to my Personal Representative, to be disposed of as part of my estate, annually an amount (the “Annuity Amount”) equal to Thirty-Five and Seventy-Six Thousand One Hundred Fifty-Four One Hundred Thousandths Percent (35.76154%) of the initial net fair market value of the trust as of the date the property specified on Schedule A is transferred to the trust, as finally determined for federal gift tax purposes.

Article II. Distribution Upon Termination of the George G. Beasley Grantor Retained Annuity Trust.

Upon the expiration of the trust term, the George G. Beasley Grantor Retained Annuity Trust shall terminate and any trust income and principal remaining after any Annuity Amount required to be paid to me or, if I am not living on the date the payment is to be made, to the then acting Trustees of the George G. Beasley Revocable Trust dated 5/26/98, as such document may be amended, to be disposed of as provided for in such document, or, if such document is not then in existence, to my Personal Representative, to be disposed of as part of my estate, shall be disposed of pursuant to Article III.

Article III. Provisions for Descendants.

Any property to be disposed of pursuant to this Article shall be divided into separate equal shares with respect to my then living children, and such equal shares shall be disposed of pursuant to Article IV.

Article IV. Separate Lifetime Trusts.

Any property to be disposed of pursuant to this Article shall be held in a separate trust for the benefit of the individual for whom such share was established (hereinafter referred to as the “Beneficiary”).

My Trustees may pay or apply all or any part of the net income and principal of such trust to, or for the benefit of, the Beneficiary, as my Trustees in their discretion consider advisable. Any undistributed income shall be added to trust principal.

Any trust principal remaining at the death of the Beneficiary shall be distributed to, or in trust for the benefit of, such persons or organizations (limited, however, so long as there be any, to my then or thereafter living descendants), upon such conditions and terms, as the Beneficiary shall direct and appoint in an inter vivos instrument filed with my Trustees or by a Will (dated subsequent to all such inter vivos instruments) expressly referring to and exercising this power; provided, however, that this power shall not be exercisable to any extent for the benefit of the Beneficiary, the Beneficiary’s estate, the Beneficiary’s creditors or the creditors of the Beneficiary’s estate. Any trust principal not effectively so appointed shall be distributed to the Beneficiary’s then living descendants, per stirpes, or, if none, to my then living descendants, per stirpes; provided, however, that any such property thereby distributable to a person who is the Beneficiary of a trust under this Article shall instead be added to the principal of such trust; and provided further, however, that any such property thereby distributable to a person who is not the Beneficiary of a trust under this Article shall instead be disposed of pursuant to this Article.

Article V. Administration of George G. Beasley Grantor Retained Annuity Trust.

The following provisions shall apply to the administration of the George G. Beasley Grantor Retained Annuity Trust under Articles I and II.

A.    Subject to the provisions of section C of this Article, the Annuity Amount shall be paid annually from the income of the trust, and, to the extent income is not sufficient, from the principal of the trust, with the first payment to be made upon the expiration of one (1) year from the date the property specified on Schedule A is transferred to the trust, and the subsequent payments to be made on the anniversary dates of the first payment. Any income of the trust for a taxable year in excess of the Annuity Amount shall be added to principal.

B.    For purposes of determining the Annuity Amount, the value of the property shall be its fair market value for federal gift tax purposes. If the fair market value of the property is incorrectly determined, then within a reasonable period after the value is finally determined for federal gift tax purposes, my Trustees shall pay to me (in the case of an underpayment) or receive from me (in the case of an overpayment) an amount equal to the difference between the Annuity Amounts properly payable, plus interest, compounded annually, for any period at the interest rate that the Regulations under section 7520 of the Code prescribe for the computation period, and the Annuity Amounts actually paid, plus interest, compounded annually, for the same period at the same rate.

C.    Payment of the Annuity Amount for a period of less than a full year shall be prorated on a daily basis and paid following the final short period of the annuity interest.

D.    No additional contributions shall be made to the trust.

E.    My interest in the trust shall not be commuted.

F.    Prior to the termination of the trust, no income or principal shall be distributed to, or for the benefit of, any person other than me, provided that this direction shall not be construed to prevent the payment by my Trustees of expenses properly chargeable to the trust estate.

G.    My Trustees are prohibited from issuing a note, other debt instrument, option or other similar financial arrangement in satisfaction of the annuity payment obligation.

H.    I intend to retain the right to receive a “qualified annuity interest,” as defined in section 2702(b) of the Code and sections 25.2702-3(b) and (d) of the Regulations, in each trust under this Article. Accordingly, the provisions of this Agreement shall be construed and any trust created under this Article shall be administered solely in accordance with my said intention and in a manner consistent with that section of the Code and the Regulations thereunder, and any revenue rulings, revenue procedures, notices or other administrative pronouncements that may be issued thereunder by the Internal Revenue Service. In addition, I specifically authorize and direct my Trustees to make such technical amendments to the terms of this Agreement as may be required by the

Code and the Regulations thereunder for my retained interest to qualify as a qualified annuity interest.

I.    Nothing in this Agreement shall be construed to restrict my Trustees from investing the assets of any trust under this Article in a manner that would result in the annual realization of a reasonable amount of net income or gain from the sale or disposition of trust assets.

Article VI. Additional Dispositive Provisions.

A.    Family Disaster. If the principal or income of any trust established under this Agreement is not effectively disposed of by the foregoing provisions of this Agreement, such property shall be distributed to those persons to whom and in those proportions in which my Personal Representative would have been required to distribute the same had I then died intestate, unmarried, owning only such share and a resident of Florida.

B.    Generation-Skipping Transfer Tax Provisions. Notwithstanding any other provision of this Agreement:

1.    I authorize my fiduciaries to allocate any portion of any federal generation-skipping transfer tax exemption to any property as to which I am the transferor, including any property transferred by me during my lifetime.

2.    I authorize my Trustees (other than any descendant of mine) to divide any trust into two separate trusts based on the fair market value of the trust assets at the time of the division, so that the federal generation-skipping transfer tax inclusion ratio for each such trust shall be either zero or one and to allocate additions to any trust so that all trusts or property with an inclusion ratio of zero shall be allocated to a trust with an inclusion ratio of zero and all trusts or property with an inclusion ratio of one shall be allocated to a trust with an inclusion ratio of one.

3.    If upon the death of a descendant of mine who is the Beneficiary of a trust established under this Agreement, the trust funds would pass to or in trust for the Beneficiary’s descendants (either directly, or by the Beneficiary’s failure to exercise a power of appointment), then the Beneficiary shall have the power to appoint to the Beneficiary’s estate by a Will expressly referring to and exercising this power, the smallest fractional share of such trust principal that would reduce to a minimum the aggregate estate, inheritance, succession and generation-skipping transfer taxes payable upon the Beneficiary’s death. Such fractional share shall be determined as if any power of appointment granted to the Beneficiary (under this provision or otherwise) is not exercised and the trust principal is distributed to the Beneficiary’s descendants.

C.    Spouse, Children and Descendants. The terms “my wife” and “my spouse” refer to my wife, SHIRLEY ANN BEASLEY. The terms “child,” “children,” “descendant” and “descendants” as used in this Agreement with regard to any person shall include (i) such person’s present natural and adopted children and their present natural and adopted descendants and (ii) any children or other descendants of such person born after the date of this Agreement or legally adopted prior to attaining age eighteen (18) after the date of this Agreement. I have five (5) children, who are BARBARA CAROLINE BEASLEY, BRADLEY C. BEASLEY, BRIAN E. BEASLEY, BRUCE G. BEASLEY and ROBERT E. BEASLEY.

D.    Definition of Incapacitated. An individual shall be considered to be incapacitated if the individual is under a legal disability or by reason of illness or mental or physical disability the individual is unable to give prompt and intelligent consideration to the individual’s financial matters. The determination as to whether the individual is incapacitated at any time shall be made by my Trustees other than the individual, or, if none, by the bank or individual designated to succeed the individual as Trustee who may rely conclusively upon either (1) the written opinion of my primary physician, or (2) the written opinion of any two physicians, or (3) the written order of a court appointing a Conservator or Guardian of my person or property. To enable my Trustees to obtain such opinions, I hereby waive any patient-doctor privilege relating to information in the possession of any physician regarding my mental or physical condition.

Article VII. Appointment of Fiduciaries.

A.    Notwithstanding anything herein to the contrary, I shall cease to act (and shall be prohibited from acting) as Trustee of any trust under this Agreement upon the expiration of three (3) years from the date the property specified on Schedule A is transferred to the trust.

B.    JOE B. COX, currently of Naples, Florida, shall become a Trustee, to act together with any other then acting Trustees, upon the first to occur of the following events:

1.    Appointment by me;

2.    The expiration of three (3) years from the date the property specified on Schedule A is transferred to the trust;

3.    A total vacancy in the office of Trustee; or

4.    Such time that I am incapacitated.

C.    If JOE B. COX fails or ceases to act as Trustee, I appoint JAMES R. NICI, currently of Naples, Florida, as Trustee, to act together with any other then acting Trustees.

D.    My Trustees may by unanimous act appoint one or more additional Trustees or successor Trustees at any time.

E.    Any individual Trustee may at any time appoint his or her successor as Trustee, unless the foregoing provisions of this Agreement effectively provide for his or her successor.

F.    My Trustees shall be entitled to reasonable compensation for their services. In determining what constitutes reasonable compensation for the individual, bank or trust company serving as a Trustee hereunder, compensation shall be deemed reasonable if such individual’s, bank’s or trust company’s compensation is computed and paid in accordance with its schedule of rates, including minimum fees and additional compensation for special investments, closely held business interests and certain other services, published from time to time and in effect at the time the compensation is paid. I recognize that such reasonable compensation paid to a Trustee may be more or less than the statutory compensation for such services in effect from time to time under applicable law.

G.    Any fiduciary is authorized to resign at any time without court approval. The resignation, appointment or revocation of appointment of a Trustee may be made by the person authorized to take such action by delivery of an acknowledged instrument to the Trustee then acting and any Trustee to be appointed, or, if none, to a court having jurisdiction over the trust. Any appointment of a Trustee may be conditioned to commence or cease upon a future event and may be revoked or modified at any time before such future event has occurred. Unless otherwise expressly provided, any power to appoint a Trustee shall permit appointment of an individual, bank or trust company as such fiduciary, and shall be exercised by the parent (or, if none, the legal representative) of any minor and the legal representative of any incompetent person holding such power. A determination that any individual fiduciary acting hereunder is incapacitated shall be deemed a resignation by that individual fiduciary as of the date of the determination.

Article VIII. Administrative and Tax Provisions.

A.    Irrevocable Trust. This Agreement and any trust created hereunder shall be irrevocable and shall not be subject to alteration or amendment in any respect, except an amendment by my Trustees as expressly authorized by Article V for the sole purpose of ensuring that the trust qualifies and continues to qualify as a qualified annuity trust under section 2702(b) of the Code and the Regulations thereunder.

B.    Discretionary Distributions Limited to Independent Trustee. Notwithstanding any other provision of this Agreement to the contrary, with respect to any trust established under Article IV, no Trustee who is not an “Independent Trustee” (as defined in this section) shall participate in any decision regarding any discretionary accumulation, payment, application or allocation of income or principal or termination of a trust unless such decision is limited by an ascertainable standard as defined in section 2041(b) of the Code. A Trustee is an Independent Trustee with regard to any such discretionary decision to accumulate or distribute income only if such Trustee is not a current eligible income beneficiary of such trust, and with regard to any such discretionary decision to distribute principal or terminate a trust only if such Trustee is not a current eligible beneficiary of the income of such trust and has not been appointed as a Trustee by any such beneficiary other than pursuant to a power to appoint which requires that at least one adult income beneficiary and one other adult presumptive remainderman of such trust join in the exercise of such power. All such decisions shall rest exclusively in the discretion of the other Trustees who are Independent Trustees. If no Independent Trustee is then acting and there is no other provision of this Agreement by which an Independent Trustee can be appointed, then a majority of the adult income beneficiaries (of which there must be one) and a majority of the adult presumptive remainderman (of which there must be one other) of such trust may appoint an Independent Trustee, or, if no Independent Trustee is so appointed, then any adult beneficiary may request a court having jurisdiction over such trust to appoint an Independent Trustee.

In addition, with respect to any trust established under Article IV, (1) I shall have no right or power to vote any stock or other security of a controlled corporation as defined in section 2036(b) of the Code comprising a part of any trust estate; and (2) I shall have no right to participate in any decision regarding the discretionary payment or application of principal or income to or for the benefit of any beneficiary. All such voting rights, powers, discretions and authorities shall be vested exclusively in and exercisable by the Trustees, if any, then acting hereunder.

C.    Legal Obligations Not Relieved.  No provision of this Agreement shall be construed as relieving any person of his or her legal obligations, including the obligation to support any beneficiary hereunder, and no part of the income or principal of any trust hereunder and no exercise of a power of appointment granted herein shall be used to satisfy any such legal obligations.

D.    Consideration of Other Income of Beneficiaries.  In exercising their discretion to distribute trust funds to any beneficiary, my fiduciaries may (but shall not be required to) take into consideration any other income reasonably available to such beneficiary.

E.    Rule Against Perpetuities.  I realize that the law imposes certain limits upon the duration of trusts, and accordingly, regardless of any other provision of this Agreement, each trust created hereunder shall terminate not later than the day immediately prior to the expiration of the longest permissible period for vesting or termination under Florida Statutes section 689.225, or any successor provision thereto, and my Trustees shall distribute the trust property to the income beneficiary, or, if there is more than one eligible income beneficiary, to any one or more of the eligible income beneficiaries in such proportions as my Trustees consider advisable.

F.    Combination of Trusts.  I authorize my fiduciaries in their discretion to distribute the principal of any trust under this Agreement to the Trustees of any substantially identical trust under any irrevocable trust agreement established by either or both of my wife and myself, as Grantor, on the same day as or prior to the date of this Agreement, to be added to the principal of such trust.

G.    Distributions to Minors.  If my fiduciaries are authorized or required to distribute property to a beneficiary who is then a minor, and my fiduciaries do not believe that an immediate distribution is in the beneficiary’s best interests, they may instead distribute such property to any adult caring for the beneficiary or to the beneficiary’s Guardian or Custodian under a Uniform Gifts or Transfers to Minors Act.

H.    Informal Accountings.  My Trustees may provide to me during the trust term of the George G. Beasley Grantor Retained Annuity Trust statements of trust transactions at such time and in such form as they consider advisable. If I either give written approval of the statement or fail to notify my Trustees in writing of any objection within thirty (30) days of the mailing of the statement, the statement shall be final, binding and conclusive on all persons interested in the trust. Judicial accountings shall not be required in any jurisdiction. My Trustees, however, in their sole discretion, may settle their proceedings as Trustees by periodic judicial accountings and the costs of said accountings shall be paid from the trust as an expense of administration.

I.    Elections.  I authorize my fiduciaries, in their sole discretion and without the order or approval of any court, to make or not make any election, allocation or other discretionary decision permitted under the provisions of any tax law in effect from time to time, and to make or not make equitable adjustments of interests of beneficiaries in light of such decisions. No beneficiary shall have any rights against my fiduciaries by reason of any such decisions or adjustments. My fiduciaries may also allocate property (or the right to receive property) which is subject to estate tax and federal income tax as income in respect of a decedent to principal, to income, or in part to each.

J.    Definition of Code and Other Tax Terms.  Any reference to the “Code” shall mean the Internal Revenue Code of 1986, as amended, and as interpreted by the Treasury Regulations thereunder (including Proposed Regulations), any provisions amendatory thereof, supplemental thereto, or substituted therefor. The terms “federal estate tax,” “unified credit,” “marital deduction,” “generation-skipping transfer tax,” “state death tax credit,” “exclusion,” or any similar term shall be interpreted in light of the provisions of the Code. By way of specific example, the term “unified credit” shall, if and when appropriate, be interpreted to mean “applicable exclusion amount,” and the term “state death tax credit,” if and when appropriate, shall be interpreted to mean “state death tax deduction.”

K.    Requirement of Survival.  No beneficiary shall be considered to have survived the event terminating any trust and be entitled to any trust funds on that event unless such beneficiary survives for at least ninety (90) days after that event.

L.    Disclaimers.

1.    I authorize my Trustees, without the order or approval of any court, to disclaim (whether or not such disclaimer is a “qualified disclaimer” as defined in the Code) any property or interest in property (whether present or future or vested or contingent) which would otherwise pass to any trust created under this Agreement, if my Trustees determine that such disclaimer would be in the best interests of the trust and the beneficiaries of the trust. Any such disclaimer shall be binding on all persons having a beneficial interest in the trust and on all successor Trustees. The effect of any such disclaimer shall be to cause the property or interest in property disclaimed to pass as if the gift to such trust was ineffective. In addition, if any trust created under this Agreement is named as a beneficiary under another trust, my Trustees shall have the power to consent to the termination of such other trust, if my Trustees determine that such termination would be in the best interests of the trusts and beneficiaries hereunder. Any such consent shall be binding on all persons having a beneficial interest in the trust or trusts created hereunder and on all successor Trustees.

2.    I authorize my Trustees, without the order or approval of any court, acting unanimously for themselves and on behalf of all successor Trustees to disclaim any fiduciary power given hereunder or under applicable law, and any such disclaimer shall be binding on all current and successor Trustees. In addition, I authorize (i) each Trustee individually, without the order of any court, to disclaim any fiduciary power and (ii) each person named as a successor or additional Trustee, without the order of any court, to disclaim any fiduciary power as a condition of accepting the appointment as a Trustee, and in either case any such disclaimer shall be binding only on the person or entity making the disclaimer. The effect of any such disclaimer of a fiduciary power shall be as follows:

3.    If the disclaimer is made by all of the acting Trustees for themselves and on behalf of all successor Trustees, then the disclaimed fiduciary power shall be treated, for all current acting Trustees and for all successor Trustees, as if such fiduciary power never existed.

a)    If the disclaimer is made by a Trustee for such Trustee alone but not on behalf of other or successor Trustees, then the disclaimed fiduciary power shall be treated, as to such disclaiming Trustee, as if such fiduciary power never existed, however, such fiduciary power shall continue to be exercisable by any Trustee who has not disclaimed such power and by all successor Trustees.

b)    I authorize any person (or his or her legal representative or attorney-in-fact) or entity, without the order or approval of any court, at any time to irrevocably disclaim, renounce or release, in whole or in part, any interest, benefit, right, privilege or power granted to such person under this Agreement.

4.    A disclaimer shall be in writing, signed by such Trustees, person or entity making the disclaimer before two disinterested witnesses and acknowledged before a Notary Public (or other proper official for taking acknowledgments) and delivered to the donor, trustee, executor or other proper person or court as the case may be. Any disclaimer made in accordance with this section, in addition to meeting the requirements set forth above, shall comply with any additional requirements of local or federal law regarding the formalities of execution and delivery.

M.    Powers of Appointment.  Any power of appointment created under this Agreement may be exercised only by an express reference to the power which includes my name. A person exercising a power of appointment may appoint trust funds outright or in trust. The choice of terms, trustees and jurisdiction of any trust shall be entirely within the discretion of the person having the power of appointment, except to the extent otherwise expressly provided in this Agreement. No power of appointment shall be exercisable by a beneficiary over any property or its proceeds added to a trust by means of a disclaimer by such beneficiary, if such beneficiary’s power of appointment would prevent such disclaimer from being a “qualified disclaimer” within the meaning of section 2518 of the Code.

N.    Investment Counsel.  My Trustees may employ investment counsel; consult with such counsel on any matters relating to the retention, sale, purchase, investment, or reinvestment of securities or other property; delegate to such investment counsel my Trustees’ investment authority; and pay such investment counsel reasonable compensation for its services in addition to the regular compensation of my Trustees. My Trustees may act upon or refrain from acting upon the advice of such investment counsel in whole or in part, and to the extent my Trustees follow the advice of such counsel or rely upon such investment counsel’s exercise of delegated investment authority, my Trustees shall not be liable for any action taken, except in the case of willful misconduct.

O.    Delegation.  Except as otherwise provided herein, any fiduciary may delegate to the other fiduciaries the right to exercise any power (discretionary, administrative or otherwise) and may revoke the delegation at any time by delivery of an acknowledged instrument to such other fiduciaries.

P.    Trustee Relieved From Liability.  No individual Trustee shall be liable for any mistake or error of judgment, or for any action taken or omitted, either by my Trustees or by any agent or attorney employed by my Trustees, or for any loss or depreciation in the value of the trust, except in the case of willful misconduct.

Q.    Successor Trustee.  No Trustee has a duty to examine the transactions of any prior Trustee. Each Trustee is responsible only for those assets which are actually delivered to it.

R.    Permissible Use of Trust Funds.  Upon my death, my Trustees may in their discretion purchase property from my estate, make loans to my estate, and guarantee the obligations of my estate and pledge trust property as security therefor upon whatever terms and in whatever manner and with whatever security my Trustees consider advisable. This provision shall not give me or my estate any right or authority over trust property.

S.    Governing Law and Situs.

1.    The validity, construction and administration of this Agreement and any trust hereunder shall be governed by the laws of Florida.

2.    My Trustees, at any time and for any reason, may transfer the situs and assets of any trust to any jurisdiction, and from any transferee jurisdiction to any other jurisdiction. Although I hope that no court approval for such a transfer will be necessary, my Trustees may seek court approval of the transfer if necessary, and I urge the court to approve the transfer.

3.    My Independent Trustee may direct that the laws and courts of the transferor jurisdiction shall no longer govern the transferred trust and that the transferred trust shall become subject in all respects to the laws and courts of the transferee jurisdiction. My Independent Trustee may make technical amendments to this Agreement to make any transferred trust valid and effective under the laws of the transferee jurisdiction.

4.    My Trustees shall not exercise these authorities in any manner that would alter any beneficial interest in any trust.

T.    Definition of Trustee.  Except as otherwise provided herein, any Trustee who acts under this Agreement may exercise all of the rights, powers and discretions and shall be entitled to all of the privileges and immunities granted to the named Trustee. In this Agreement the Grantor sometimes refers to my Trustees as “my fiduciaries.” Any references in this Agreement to my Trustees or the fiduciaries shall include (unless otherwise expressly provided) all Trustees. No surety bond shall be required of any Trustee.

U.    Majority Controls.  In the event of a disagreement among my fiduciaries, the decision of the majority shall control and shall be as effective as if the decision had been made unanimously. A fiduciary not joining in a decision of the majority shall not be liable for any action taken pursuant to it.

V.    Spendthrift Provision.  The income and principal of any trust hereunder shall be used only for the personal benefit of the designated beneficiaries of the trust, and no distributions or expenditures of trust assets shall be made except to or for the benefit of a trust beneficiary. To the fullest extent permitted by law, the interest of each trust beneficiary shall not be subject to any form of pledge, assignment, sale, attachment, garnishment, execution, or other form of transfer.

W.    Reacquisition of Trust Principal.  I shall at any time have the power, exercisable in a non-fiduciary capacity and without the approval or consent of any person or entity in a fiduciary capacity, to reacquire all or any part of the trust principal (other than a life insurance policy on my life or any shares of a controlled corporation as defined in section 2036(b) of the Code) by substituting other property of an equivalent value at the time of reacquisition. This power may be released at any time by written notice to my Trustees.

X.    Management Powers of Trustee.  Except to the extent otherwise specifically provided in this Agreement and without limitation of the powers conferred upon them by law, my Trustees are authorized, without the order or approval of any court:

(1)    To retain, acquire, or sell any variety of real or personal property (including any discretionary common trust fund of any corporate fiduciary acting under this Agreement, mutual funds, covered or uncovered stock options or insurance policies on my life), without regard to diversification and without being limited to the investments authorized for trust funds; (2) to exercise stock options; (3) to enter into agreements for the sale, merger, reorganization, dissolution or consolidation of any corporation or properties; (4) to manage, improve, repair, sell, mortgage, lease (including the power to lease for oil and gas), pledge, convey, option or exchange any property and take back purchase money mortgages thereon; (5) to make distributions in cash or in kind, or partly in each, and, in the discretion of such fiduciaries, to allocate particular assets or portions thereof to any one or more beneficiaries, without any duty to distribute any asset pro rata among beneficiaries, and to do so without regard to the income tax basis of specific property allocated to any beneficiary, provided that such property shall be valued for purposes of distribution at its value on the date of distribution; (6) to maintain custody or brokerage accounts (including margin accounts) and to register securities in the name of a nominee; (7) to compromise and settle claims (including those relating to taxes); (8) to borrow funds from any person or corporation (including a Trustee) and pledge or mortgage trust assets to secure such loans; (9) to extend, renew or renegotiate loans or guarantees; (10) to lend money to or for the benefit of any person beneficially interested hereunder (including a guardian); (11) to employ attorneys, accountants, investment counsel, custodians, brokers, and other agents to assist in the administration of trust property, and to delegate discretionary powers

(including the granting of a power of attorney and the power to be a signer on any trust financial accounts) to such persons (excluding me); (12) to vote and give proxies to vote shares of stock; (13) to make joint investments in property, real or personal; to enter into and act as a general or limited partner in general or limited partnerships; to establish corporations (including limited liability companies) of any kind; and to transfer assets to any such joint ventures, partnerships or corporations; (14) to enter into any form of hedging transactions, including, but not limited to, covered and uncovered puts, calls, options, straddles, collars and forward contracts; (15) to divide any trust into separate trusts; (16) to open, close, maintain, draw checks on (and in any other manner withdraw funds from) and make deposits to bank accounts of any kind; and (17) if there is more than one trust established under this Agreement, to administer such trusts as a single fund. With respect to the Qualified Annuity Trust, the foregoing powers shall not be exercised or exercisable by the Trustees to the extent the exercise or existence of such powers is contrary to the requirements of section 2702 of the Code and the Regulations thereunder.

Y.    Identification of Agreement.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and may be referred to as the “George G. Beasley Grantor Retained Annuity Trust dated 11/18/02.” This Agreement shall become effective when it is signed by me. My Trustees accept the trust hereby created and agree to carry out the terms hereof.

IN WITNESS WHEREOF, GEORGE G. BEASLEY, as both Grantor and Trustee, has hereunto set his hand and seal as of the day and year first above written.

/s/ George G. Beasley
GEORGE G. BEASLEY
Grantor and Trustee

SIGNED, SEALED, PUBLISHED and DECLARED by GEORGE G. BEASLEY, the Grantor and Trustee, as and for the George G. Beasley Grantor Retained Annuity Trust, in the presence of us and each of us, who, at his request, in his presence and in the presence of each other, have hereunto subscribed our names as witnesses on the day and in the year first above written.

/s/ Kathleen A. Hunt
Witness

/s/ Sandra Cook
Witness

STATE OF FLORIDA	)
) ss:
COUNTY OF COLLIER	)

The foregoing instrument was acknowledged before me on November 18, 2002, by GEORGE G. BEASLEY, who is personally known to me or who has produced a driver’s license as identification.

/s/ James R. Nici
JAMES R. NICI
Notary Public

SCHEDULE A

Three Million Five Hundred Thousand (3,500,000) shares of:

Beasley Broadcast Group, Inc., Class B common stock,

With a fair market value determined as of:

November 18, 2002 (the date of the transfer).